UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 29, 2016

General Electric Company
(Exact name of registrant as specified in its charter)

New York	001-00035	14-0689340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 Farnsworth Street, Boston, Massachusetts		02210
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (617) 443-3000

3135 Easton Turnpike, Fairfield, Connecticut, 06828
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 1, 2016, General Electric Company ("GE" or the "Company") has appointed Richard A. Laxer, 55, Senior Vice President, GE and President and Chief Executive Officer, GE Capital, succeeding Keith S. Sherin, 57, who will retire as Chairman and CEO, GE Capital. Mr. Sherin will retire from his position as Vice Chairman and an executive officer of GE effective December 31, 2016.  Mr. Sherin's retirement after a 35-year career with GE follows the substantial progress the Company has made in executing on its plan to exit most of its financial services businesses.
Mr. Laxer has served as Vice President, GE since 2003 and has led GE Capital's international operations since 2009, previously holding leadership positions in finance and as CEO of major GE Capital businesses around the globe.  In connection with this leadership transition, Mr. Laxer in his new role will subsequently report to Jeffrey S. Bornstein, 50, Senior Vice President and Chief Financial Officer, GE.
In connection with Mr. Sherin's retirement, the Company and Mr. Sherin will enter into an agreement pursuant to which GE will provide certain compensation arrangements, including: (1) Mr. Sherin will be eligible to receive a 2016 annual cash bonus and a prorated 2016-2018 long-term performance award payment based upon actual Company performance, each in accordance with GE's normal processes; (2) Mr. Sherin's equity awards will be treated consistently with the benefits provided to other GE Capital employees impacted by the GE Capital Exit Plan, resulting in accelerated vesting of his outstanding stock options with up to a five-year post-retirement exercise period, restricted stock units and performance share units (subject to actual Company performance) that were otherwise scheduled to vest after his retirement date; and (3) Mr. Sherin will vest at age 60 under the GE Supplementary Pension Plan with benefits based on his approximately 35 years of service as of the retirement date and be paid a comparable monthly allowance upon his retirement to age 60.
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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Electric Company
(Registrant)

Date: August 30, 2016	/s/ Christoph A. Pereira
Christoph A. Pereira Vice President, Chief Corporate, Securities & Finance Counsel

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